EXHIBIT 99.1



[UTIX LOGO OMITTED]                               Contact:    John F. Burns, CFO
                                                                    781-505-8106
                                                                 jburns@utix.com





                              UTIX GROUP ANNOUNCES
                       PRELIMINARY FIRST QUARTER REVENUES

BOSTON, MASSACHUSETTS, January 25, 2005 -- Utix Group, issuer and marketer of prepaid experience gift tickets, announced preliminary, unaudited revenues for the first quarter ending December 31, 2004 were approximately $1.1 million as compared to $0.4 million for the first quarter ended December 31, 2003. In the company's registration statement, effective September 8, 2004, the Company had estimated annual revenue for fiscal 2005 revenues at $22 million. Based primarily upon the delays in its entry into the retail market, the Company has since revised its projected annual revenues for fiscal 2005 to $9.3 million.

The original fiscal 2005 revenue projections were largely based upon the revenues anticipated from the Company's initial entrance into the retail market. Utix built-up inventory for approved placement in over 10,000 storefronts as of October, 2004. From October through November, Utix and its distributor, InComm, were confronted with custom activation process challenges as well as tracking and reporting issues which caused significant delays in the rollout of product to these retailers. Accordingly, Utix products were only available for sale in approximately 4,000 storefronts in late November to approximately 7,000 storefronts by mid-December.

For the month ended December 31, 2004, Utix successfully activated and sold over $350,000 of Utix prepaid experience gift tickets in the retail market, with primary placement at Rite Aid drug stores, Staples office stores, and 7-Eleven convenience stores. Tony Roth, CEO & President of Utix commented, "We knew this holiday season

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would be a learning experience. Unfortunately we could not solve all of the first-time challenges of bringing our unique gift tickets to market in time for the full holiday season, and due to technical issues, as well as time constraints, were not able include to all of the intended retailers in this initial rollout. With many of the technical hurdles behind us, we can now focus on adding retail chains as well as merchandising.

"We remain focused on our corporate strategy of enhancing our delivery process to expand retail distribution, leveraging our corporate sales successes into higher volume programs and introducing the Utix products and system to new sales channels such as online, catalog and gift mall opportunities".

Utix introduced its new magnetic strip product line of Golf, Spa and Movie Experience Gift Tickets in June, 2004, and began transitioning its traditional corporate B2B gifting business toward the national B2C promotion, incentive and reward campaigns. In the first quarter ended December 31, 2004, Utix "shipped orders" consisted of over 516,000 activated corporate tickets (primarily redemption-only corporate customers). These shipments included a recent redemption only, custom movie ticket promotion with a major telecommunications and internet company that has been deemed the most successful campaign in that company's history. This is one example of how Utix plans to grow its corporate market. In addition, the Company continues to expand its incentive and reward client base. Recent contracts include GE Member Rewards, American Express, Carlson Marketing, AARP, AOL and Trilegiant.

Our public offering through Gravitas LLC, our placement agent, was successfully completed. On September 27, 2004, Gravitas completed approximately $3.0 million of financing at $0.35 per share. On December 7, 2004, Gravitas completed another round of approximately $2.1 million at $0.45 per share. The public offering was closed on December 7, 2004.

                                   About Utix

Utix, formerly Corporate Sports Incentives, was founded in 1986 as a corporate premium gift, incentive and consumer reward company. Based in Burlington, Mass., Utix has successfully marketed its proprietary line of products, including the Universal Ski Ticket(TM), Universal Spa Ticket(TM) and the Universal Golf Ticket(TM) to thE business-to-business industry where the tickets consistently provide enhanced relationships. Utix also offers prepaid experience tickets at nationwide retail outlets, allowing recipients to enjoy a specific experience at the location of their choosing.

                           FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project", "should" and similar expressions are intended to identify forward-looking statements. This press release reflects our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future

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results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our retail gift card platform and offerings; availability, terms, and deployment of capital; and availability of qualified personnel.

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